Contact:	Julia McCartney, 714.667.8252, ext. 251 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires

Fort Road Medical Building in St. Paul, Minnesota

SANTA ANA, Calif. (March 12, 2008) — Grubb & Ellis Healthcare REIT, Inc. has acquired the Fort Road Medical Building in St. Paul, Minnesota.

Located on approximately one acre of land, the Fort Road Medical Building is a four-story multi-tenant office structure, consisting of approximately 50,000 square feet of gross leasable area. Built in 1981, the building is fully integrated into the United Hospital and Children’s Hospital and Clinics of Minnesota – St. Paul campus, and is connected to nearby hospitals and medical office buildings by underground tunnels. The Fort Road Medical Building is also physically connected to the apartment and condo complex, Irvine Park Towers and Condominiums. The property is currently 90% leased.

“Located in such a thriving area, the Fort Road Medical Building is an excellent addition to our portfolio,” said Danny Prosky, Vice President, Acquisitions, Grubb & Ellis Healthcare REIT. “It is also located less than one mile from the Gallery Professional Building, which was acquired by Grubb & Ellis Healthcare REIT approximately one year ago.”

Combined, the United Hospital and Children’s Hospital and Clinics of Minnesota – St. Paul campus is an approximate 2,000 bed full-service hospital that serves the Minneapolis and St. Paul communities. The campus includes a 400-stall parking structure directly to the north of the Fort Road Medical Building, which is separately owned and operated.

Grubb & Ellis Healthcare REIT purchased the Fort Road Medical building from Fort Road Associates Limited Partnership, an unaffiliated third party, which was represented by Mark Davis of Davis Real Estate Services Group, LLC. Financing was primarily provided by LaSalle Bank.

As of March 7, 2008, Grubb & Ellis Healthcare REIT has sold approximately 25.8 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $257 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 22 geographically-diverse acquisitions with a total portfolio valued at approximately $454 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growing demand for healthcare services and quality healthcare facilities, and the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Minneapolis and St. Paul, Minnesota area; the strengths and financial condition of the Fort Road Medical Building; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.